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                        CONSENT OF ARTHUR ANDERSEN LLP

  As independent public accountants, we hereby consent to the use of our report dated March 1, 1996 in this Registration Statement (Form S-3) and related Prospectus of Barrett Resources Corporation for the registration of 4,600,000 shares of its common stock and to all references to our Firm included in this Registration Statement.

  We also consent to the incorporation by reference therein of our report with respect to the financial statements of Barrett Resources Corporation for the years ended December 31, 1995, 1994 and 1993 included in the Annual Report (Form 10-K) for 1995 incorporated by reference.

                                          Arthur Andersen LLP

Denver, Colorado

May 24, 1996